CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated October 30, 2003, in this Post-effective Amendment No. 1 to the
Registration Statement for Conestoga Funds (SEC File Nos. 811-21120 and 333-90720) and to all references to our firm included in or made a part of this Amendment.


/s/ McCurdy & Associates CPA's, Inc.

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
January 23, 2004